Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2017, relating to the consolidated financial statements and financial statement schedule of Cinemark Holdings, Inc., and the effectiveness of Cinemark Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cinemark Holdings, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Dallas, Texas

June 13, 2017